March 19, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:     File No. 70-8955
        Eastern Utilities Associates et al. / Declaration With Respect To Short-Term Borrowings to Supplement Revolving Credit Facility

Ladies and Gentlemen:

        As counsel for Eastern Utilities Associates ("EUA"), Blackstone Valley Electric Company ("Blackstone"), Eastern Edison Company ("Eastern"), Montaup Electric Company ("Montaup"), Newport Electric Corporation ("Newport"), EUA Cogenex Corporation ("Cogenex"), EUA Ocean State Corporation ("Ocean State") and EUA Service Corporation ("ESC"), we are furnishing this opinion to be used in connection with the filing of Post-Effective Amendments Nos. 1 and 2 to the declaration on Form U-1 under the Public Utility Holding Company Act of 1935, as amended (the "Declaration"), filed by EUA, Blackstone, Eastern, Montaup and Newport (collectively, the "Declarants") with the Securities and Exchange Commission (the "SEC"), on January 30, 1998 and Marc h 19, 1998, respectively (File No. 70-8955). In the Declaration, the Declarants request authorization, for themselves and for other EUA System companies, to make short-term borrowings through the issuance and sale of short-term notes to commercial banks and other lending institutions (collectively, "Notes"), all upon the terms and conditions described in the Declaration, to supplement the five-year revolving credit facility previously authorized by the Commission's order dated April 15, 1997 (H CAR No. 35-26704). The issuance and sale of the Notes upon the terms and conditions set forth in the Declaration are hereinafter referred to as the "Proposed Transactions."

        It is our opinion, subject to the additional assumptions, exceptions and qualifications hereinafter stated, that in the event the Proposed Transactions are consummated in accordance with the Declaration:

        (a) All state laws applicable to the Proposed Transactions will have been complied with by EUA, Blackstone, Eastern, Montaup and Newport.

        (b) Each of EUA, Eastern and Montaup, being a potential issuer of Notes to evidence bank borrowings in accordance with the Declaration, is a validly organized and duly existing corporation organized under the laws of the Commonwealth of Massachusetts and any Note issued by EUA, Eastern or Montaup will be the valid and binding obligation of such corporation in accordance with the terms of such Note.

        (c) Each of Blackstone and Newport, being a potential issuer of Notes to evidence bank borrowings in accordance with the Declaration, is a validly organized and duly existing corporation organized under the laws of the State of Rhode Island and any Note issued by Blackstone or Newport will be the valid and binding obligation of such corporation in accordance with the terms of such Note.

        (d) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any of the securities of EUA, Eastern, Montaup, Blackstone or Newport, or of any of Cogenex, Ocean State, ESC, EUA Energy Investment Corporation ("EUA Energy"), EUA Telecommunications Corporation ("EUA Telecommunications"), Northeast Energy Management, Inc. ("NEM"), EUA Citizens Conservation Services, Inc. ("CCS"), EUA Cogenex-West Corporation ("Cogenex-West"), EUA Cogenex-Canada Inc . ("Cogenex-Canada") (each of NEM, CCS, Cogenex-West and Cogenex-Canada being an associate or subsidiary company of Cogenex), EUA Energy Services, Inc. ("Energy Services"), Duke/Louis Dreyfus Energy Services (New England) L.L.C. ("D/LDNE") (D/LDNE being an associate company of Energy Services), EUA TransCapacity, Inc. ("TransCapacity"), EUA BIOTEN, Inc. ("BIOTEN"), EUA Compression Services, Inc. ("EUACS") (TransCapacity, BIOTEN and EUACS being associate companies of EUA Energy), Ocean State Power ("OSP I"), Ocean State Power II ("OSP II") (OSP I and OSP II being Rhode Island general partnerships) or OSP Finance Company ("OSP Finance").

        This opinion, in addition to being subject to the consummation of the Proposed Transactions in accordance with the Declaration, is also subject to the following additional assumptions, exceptions and qualifications:

        (1) compliance with such order or orders as the SEC may issue from time to time upon the Declaration;

        (2) the accuracy of information furnished to us (a) as to the outstanding securities of EUA, Eastern, Montaup, Blackstone and Newport, or of Cogenex, Ocean State, ESC, EUA Energy, EUA Telecommunications, NEM, CCS, Cogenex-West, Cogenex-Canada, Energy Services, D/LDNE, TransCapacity, BIOTEN, EUACS, OSP I, OSP II, and OSP Finance, and (b) that there is no provision or condition in any Note or other document in connection with outstanding short-term borrowings or any of the above listed corporations limiting any of the Proposed Transactions;

        (3) that the enforceability of the Notes may be subject to and affected by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of the rights and remedies of creditors generally (including, without limitation, such as may deny giving effect to waivers of rights to debtors or guarantors); and such duties and standards as are or may be imposed on creditors, including, without limitation, good faith, reasonableness and fair dealing under any applicable statute, rule, regulation or judicial decision; and

        (4) that the enforceability of the Notes may be subject to and affected by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction (and no opinion is given herein as to specific performance or as to the availability of other equitable remedies or equitable relief of any kind).

        This opinion relates only to federal law and the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to any other jurisdiction. To the extent that certain matters addressed may involve the laws of other states, we have assumed that such laws are not materially different from the laws of the Commonwealth of Massachusetts. We express no opinion with respect to the effect of the consummation of the Proposed Transactions on the legal rights of the holders of any of the securities of any associate companies of EUA, Blackstone, Eastern, Montaup, Newport, Ocean State, ESC or Cogenex, other than those associate companies expressly set forth herein.

        We consent to the use of this opinion in connection with the Declaration.

                                              Very truly yours,



                                              McDermott, Will & Emery